UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No.)

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SURMODICS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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SURMODICS, INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

The Annual Meeting of Shareholders of SurModics, Inc. will be held on February 11, 2013, at 4:00 p.m. (Minneapolis time), at the Company’s headquarters located at 9924 West 74th Street, Eden Prairie, Minnesota 55344. Shareholders will be asked to:

1. Elect three (3) Class II directors;

2. Set the number of directors at nine (9);

3. Ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for fiscal year 2013;

4. Approve, in a non-binding advisory vote, the Company’s executive compensation; and

5. Consider and act upon such other matters as may properly come before the meeting or any adjournment or postponement of the meeting.

Only shareholders of record at the close of business on December 14, 2012, are entitled to notice of and to vote at the meeting or any adjournment of the meeting.

Your vote is important. We ask that you follow the instructions on the Proxy to vote your shares. Prompt voting will save the Company the expense of further requests.

BY ORDER OF THE BOARD OF DIRECTORS

Robert C. Buhrmaster

Chairman of the Board

Eden Prairie, Minnesota

December 28, 2012

SURMODICS, INC.

Annual Meeting of Shareholders

February 11, 2013

PROXY STATEMENT

INTRODUCTION

This proxy statement is furnished to shareholders of SurModics, Inc. (the “Company”) in connection with the solicitation by the Board of Directors of the Company for use at the Annual Meeting of Shareholders to be held on February 11, 2013 (the “Annual Meeting”), at the location and for the purposes set forth in the notice of meeting, and at any adjournment or postponement of the meeting.

The mailing address of the principal executive office of the Company is 9924 West 74th Street, Eden Prairie, Minnesota 55344. The Company expects that the notice regarding the availability of this Proxy Statement, the related Proxy and notice of meeting will first be mailed to shareholders on or about December 28, 2012.

Solicitation of Proxies

The Company will pay all solicitation expenses in connection with this proxy statement and related proxy soliciting material of the Board, including the preparation and assembly of the proxies and soliciting material. In addition to the use of the mails, proxies may be solicited personally or by mail, telephone, fax or by our directors, officers and regular employees who will not be additionally compensated for any such services.

If You Hold Your Shares in “Street Name”

If you hold your shares in “street name”, i.e., through a bank, broker or other holder of record (a “custodian”), your custodian is required to vote your shares on your behalf in accordance with your instructions. If you do not give instructions to your custodian, your custodian will not be permitted to vote your shares with respect to “non-routine” items. Please note that if you intend to vote your street name shares in person at the Annual Meeting, you must provide a “legal proxy” from your custodian at the Annual Meeting.

Revocation of a Proxy

Any shareholder giving a Proxy may revoke it at any time prior to its use at the meeting by giving written notice of the revocation to the Secretary of the Company, or by submitting a subsequent Proxy by internet or mail. Personal attendance at the meeting is not, by itself, sufficient to revoke a Proxy unless written notice of the revocation or a subsequent Proxy is delivered to an officer before the revoked or superseded Proxy is used at the meeting. Proxies not revoked will be voted in accordance with the choices specified by shareholders by means of the ballot provided on the Proxy for that purpose.

Requesting Paper Copies and Voting by Mail

Pursuant to Securities and Exchange Commission (the “SEC”) rules related to the availability of proxy materials, we have chosen to make our proxy statement and related materials, including our annual report to shareholders, available online and, as permitted by the rules, we will only provide paper copies of these materials to our shareholders who hold their shares in “street name” upon request. We will mail a paper copy of the proxy materials to our registered shareholders. If you hold shares in “street name” and would like to request a paper copy of the proxy materials free of charge, including our annual report to shareholders, please follow the instructions contained in the notice regarding the availability of proxy materials mailed to you. To vote by mail if you hold your shares in “street name”, you must request paper copies of the proxy materials as instructed above, mark your selections on the Proxy mailed to you, date and sign your name exactly as it appears on your proxy card, and mail the Proxy in the accompanying postage-paid envelope.

OUTSTANDING SHARES AND VOTING RIGHTS

The Board of Directors of the Company has fixed December 14, 2012, as the record date for determining shareholders entitled to vote at the Annual Meeting. Persons who were not shareholders on such date will not be allowed to vote at the Annual Meeting. At the close of business on December 14, 2012, 14,661,768 shares of the Company’s common stock were issued and outstanding. Common stock is the only outstanding class of capital stock of the Company entitled to vote at the meeting. Each share of common stock is entitled to one vote on each matter to be voted upon at the meeting. Holders of common stock are not entitled to cumulative voting rights. If a shareholder votes, the shares will be counted as part of the quorum.

Vote Required

The affirmative vote of a plurality of the shares of common stock present in person or by proxy at the Annual Meeting and entitled to vote is required for the election to the Board of each of the nominees for director. Shareholders do not have the right to cumulate their votes in the election of directors. “Plurality” means that the individuals who receive the greatest number of votes cast “For” are elected as directors. Accordingly, the three nominees for director receiving the highest vote totals will be elected as directors of the Company. The vote to approve our executive compensation is advisory and not binding on our Board of Directors. However, our board will consider our shareholders to have approved our executive compensation if the number of votes “For” Proposal 4 exceeds the number of votes “Against” Proposal 4.

The affirmative vote of the holders of the greater of (1) a majority of the shares of our common stock present in person or by proxy entitled to vote on the proposal or (2) a majority of the minimum number of shares entitled to vote that would constitute a quorum for the transaction of business at the meeting is required for approval of the other proposals presented in this Proxy Statement. A shareholder who abstains with respect to the election of directors and the advisory vote on executive compensation will not have any effect on the outcome of these proposals. A shareholder who abstains with respect to any proposal other than the election of directors and the advisory vote on executive compensation will have the effect of casting a negative vote on that proposal. A shareholder who does not vote in person or by proxy on a proposal (including a broker non-vote on a proposal) is not deemed to be present for the purpose of determining whether a proposal has been approved.

Custodians cannot vote on their customers’ behalf on “non-routine” proposals such as Proposal 1, the election of directors, Proposal 2, board size, and Proposal 4 related to executive compensation. Because custodians require their customers’ direction to vote on such non-routine matters, it is critical that shareholders provide their custodians with voting instructions. On the other hand, Proposal 3, ratification of the appointment of our independent registered public accounting firm, is a “routine” matter for which your custodian does not need your voting instruction in order to vote your shares.

For vote requirement purposes for Proposals 1, 2, and 4, broker non-votes are considered to be shares present by proxy at the Annual Meeting but are not considered to be shares “entitled to vote” or “votes cast” on such items at the Annual Meeting.

PRINCIPAL SHAREHOLDERS

The following table provides information concerning persons known to the Company to be the beneficial owners of more than 5% of the Company’s outstanding common stock as of December 14, 2012. Unless otherwise indicated, the shareholders listed in the table have sole voting and investment power with respect to the shares indicated.

Name and Address of Beneficial Owner	Amount and Nature of Shares Beneficially Owned		Percent of Class(1)
Blackrock Inc.	1,236,678	(2)	8.4%
40 East 52nd Street
New York, NY 10022
Royce & Associates, LLC	1,023,300	(3)	7.0%
745 Fifth Avenue
New York, NY 10151
The Vanguard Group, Inc.	822,407	(4)	5.6%
P.O. Box 2600
Valley Forge, PA 19482
Mairs and Power, Inc.	756,845	(5)	5.2%
332 Minnesota St. #W-1520
St. Paul, MN 55101

(1)	In accordance with the requirements of the Securities and Exchange Commission, Percent of Class for a person or entity is calculated based on outstanding shares plus shares deemed beneficially owned by that person or entity by virtue of the right to acquire such shares as of December 14, 2012, or within sixty days of such date.

(2)	Based on an amended Schedule 13G filed on February 10, 2012.

(3)	Based on an amended Schedule 13G filed on January 23, 2012.

(4)	Based on a Schedule 13-F filed on November 14, 2012.

(5)	Based on a Schedule 13-F filed on November 14, 2012.

MANAGEMENT SHAREHOLDINGS

The following table sets forth the number of shares of common stock beneficially owned as of December 14, 2012, by each executive officer of the Company named in the Summary Compensation Table, by each current director of the Company and by all directors and executive officers (including the named executive officers) as a group. Unless otherwise indicated, the shareholders listed in the table have sole voting and investment power with respect to the shares indicated.

Name of Beneficial Owner or Identity of Group	Current Holdings	Acquirable within 60 days	Aggregate Number of Common Shares Beneficially Owned	Percent of Class(1)
Gary R. Maharaj	21,533	49,789	71,322	*
Gerald B. Fischer(2)	10,950	58,627	69,577	*
Charles W. Olson(3)	11,816	53,011	64,827	*
José H. Bedoya	—	58,627	58,627	*
John W. Benson	3,600	55,027	58,627	*
Bryan K. Phillips	5,371	50,939	56,310	*
Robert C. Buhrmaster(4)	2,625	36,127	38,752	*
Susan E. Knight	500	36,127	36,627	*
Joseph J. Stich	5,783	29,142	34,925	*
Mary K. Brainerd	—	27,377	27,377	*
Timothy J. Arens	—	22,455	22,455	*
Scott R. Ward	—	11,315	11,315	*
David R. Dantzker, M.D.	500	8,888	9,388	*
All executive officers and directors as a group (13 persons)	62,678	497,451	560,129	3.82%

*	Less than 1%

(1)	See footnote (1) to preceding table.

(2)	Includes 8,950 shares held in an IRA and 2,000 shares held jointly with Mr. Fischer’s wife, over which Mr. Fischer has shared voting and investment power.

(3)	Includes 800 shares held in an IRA and 380 shares held by Mr. Olson’s minor children, over which Mr. Olson has sole voting and investment power.

(4)	Shares held in family limited partnership, over which Mr. Buhrmaster has shared voting and investment power.

ELECTION OF DIRECTORS

(Proposals #1 and #2)

General Information

The Bylaws of the Company provide that the number of directors, which shall not be less than three, shall be determined annually by the shareholders. The Company’s Corporate Governance and Nominating Committee and Board of Directors have recommended that the number of directors be set at nine (9). The Bylaws also provide for the election of three classes of directors with terms staggered so as to require the election of only one class of directors each year, and further that each class be equal in number, or as nearly as possible. Only directors who are members of Class II will be elected at the Annual Meeting. Each Class II director will be elected to a three-year term and, therefore, will hold office until the Company’s 2016 annual meeting of shareholders and until his or her successor has been duly elected and qualified, or until his or her resignation or removal from office. The terms of Class III and I directors continue until the 2014 and 2015 annual meetings, respectively.

The Corporate Governance and Nominating Committee has recommended, and the Board of Directors selected, John W. Benson, Mary K. Brainerd, and Gerald B. Fischer as the Board’s nominees for election as Class II directors. Each of these nominees has indicated a willingness to serve as a director if elected and has consented to be named in the proxy statement. Following the resignation of Jeffrey C. Smith in August 2012, the Board reassigned José H. Bedoya to Class III. Brief biographical profiles of Messrs. Benson and Fischer, and Ms. Brainerd, and each of our other directors are provided below. The Proxy will be voted for each of such nominees unless the Proxy withholds a vote for one or more nominees. If, prior to the meeting, it should become known that any of the nominees will be unable to serve as a director after the meeting by reason of death, incapacity or other unexpected occurrence, the Proxies will be voted for such substitute nominee as is recommended or selected by the Corporate Governance and Nominating Committee and the Board of Directors or, alternatively, not voted for any nominee. The Board of Directors has no reason to believe that any nominee will be unable to serve.

The following information is provided with respect to each of the Board’s director nominees as well as each director whose term continues after the Annual Meeting:

Name	Age	Position with Company
Robert C. Buhrmaster	65	Chairman
José H. Bedoya (2)(3)	56	Director
John W. Benson (1)(3)	68	Director
Mary K. Brainerd (1)(2)	58	Director
David R. Dantzker, M.D. (2)(3)	69	Director
Gerald B. Fischer (2)(3)	69	Director
Susan E. Knight (2)(3)	58	Director
Scott R. Ward(1)(3)	53	Director
Gary R. Maharaj	49	Director, President and Chief Executive Officer

(1)	Member of the Organization and Compensation Committee, of which Mr. Benson is the Chair.

(2)	Member of the Audit Committee, of which Ms. Knight is the Chair.

(3)	Member of the Corporate Governance and Nominating Committee, of which Mr. Bedoya is the Chair.

Robert C. Buhrmaster (Class III) has been a director of the Company since 2008. Mr. Buhrmaster has been a private investor since 2004. Prior to that, he served as the President and Chief Executive Officer of Jostens, Inc., from 1994 to 2004 and as Chairman from 1998 to 2004. Prior to joining Jostens, Mr. Buhrmaster spent 18 years at Corning, Inc., serving in various roles, including senior vice president and general manager of several businesses, corporate controller and director of strategic planning. Mr. Buhrmaster is also a director of The Toro Company and Caraustar Industries, Inc.

Mr. Buhrmaster brings to the board business leadership, corporate strategy and operating expertise. He also serves on the board of another public company. As our chairman, Mr. Buhrmaster draws on his management and boardroom experiences to foster active discussion and collaboration among the independent directors on the board, and to serve as an effective liaison with management.

José H. Bedoya (Class III) has been a director of the Company since 2002. Mr. Bedoya is President and Chief Executive Officer of Otologics, LLC, a Colorado-based technology company he founded in 1996 to develop implantable devices to assist the severely hearing-impaired. From 1986 to 1996, Mr. Bedoya held a number of positions at Storz Instrument Company, then a division of American Cyanamid and later a division of American Home Products, including Director of Operations, Director of Research and Director of Commercial Development. Prior to that, he served as Vice President of Research and Development for Bausch & Lomb’s surgical division.

Mr. Bedoya brings to the board significant business, operational and management experience in the medical device, medical instruments and related industries. Additionally, his experience brings executive decision making, analytical and strategic planning skills gained as a chief executive. Mr. Bedoya serves as the chairman of our Corporate Governance and Nominating Committee.

John W. Benson (Class II) has been a director of the Company since 2003. Mr. Benson retired from 3M Company in February 2003 where he served in various capacities for 35 years. Prior to his retirement, he served as Executive Vice President, Health Care Markets. Mr. Benson previously served on the Board of Regents at St. Olaf College.

As a former senior executive at 3M, Mr. Benson brings to the board extensive strategic planning and management skills from a large, diversified technology and consumer products company. His extensive knowledge of corporate leadership, governance and the healthcare industry gained at 3M make Mr. Benson a valued director. Mr. Benson serves as the chairman of our Organization and Compensation Committee.

Mary K. Brainerd (Class II) has been a director of the Company since 2009. Ms. Brainerd is President and Chief Executive Officer of HealthPartners, Inc., a family of non-profit Minnesota health care organizations headquartered in Minneapolis, Minnesota. She has been with HealthPartners since 1992 and has served as President and Chief Executive Officer since 2002. Prior to joining HealthPartners, Ms. Brainerd held senior level positions with Blue Cross and Blue Shield of Minnesota. Ms. Brainerd also serves on the boards of Minnesota Life/Securian, Minnesota Philanthropy Partners, Greater MSP, Alliance of Community Health Plans, and the Federal Reserve Bank of Minneapolis.

As the President and Chief Executive officer of HealthPartners, Inc., Ms. Brainerd brings significant business, operational and executive management expertise to the board. Her extensive experience within the healthcare industry permits her to contribute valuable strategic management and organizational development insight to the Company.

David Dantzker, M.D. (Class I) has been a director of the Company since January 2011. Dr. Dantzker has been a Partner at Wheatley Partners L.P., a venture capital fund, since January 2001. He manages Wheatley’s Life Science and Healthcare investments. From 1997 to 2000, Dr. Dantzker was President of North Shore-LIJ Health System, a large academic health care system. He also co-founded the North Shore-LIJ Research Institute to direct and coordinate basic science research for the North Shore-LIJ Health System. He is a former Chair of the American Board of Internal Medicine, the largest physician-certifying board in the United States. Dr. Dantzker served on the board of directors of Datascope Corp. from January 2008 until its sale in January 2009. Dr. Dantzker holds a B.A. in Biology from New York University, and received his M.D. from the State University of New York at Buffalo School of Medicine. Dr. Dantzker sits on the boards of directors of several Wheatley MedTech portfolio companies including Oligomerix, Comprehensive Neurosciences, NovaRay Medical, Inc. and Visionsense, Ltd., a private medical technology company. Dr. Dantzker has also served on the faculty and in leadership positions of four major research-oriented medical schools, has authored or co-authored 130 research papers and five textbooks and is an internationally recognized expert in the area of pulmonary medicine and critical care.

His extensive management experience in a variety of roles, and board and board committee leadership experience, as well as his extensive knowledge of the medical industry, enable Dr. Dantzker to provide the Company with valuable financial and executive insights.

Gerald B. Fischer (Class II) has been a director of the Company since 2002. Mr. Fischer is President Emeritus of the University of Minnesota Foundation, a foundation dedicated to advancing the mission of the University of Minnesota, and served as its President and Chief Executive Officer from 1990 through August 2008, and as Vice President, Senior Philanthropy Advisor from August 2008 until December 2010. From 1985 to 1989, Mr. Fischer was with First Bank System, now U.S. Bancorp, serving as Executive Vice President, Chief Financial Officer and Treasurer. Previous to that, he spent 18 years in various finance positions at Ford Motor Company and its affiliates.

Mr. Fischer brings many years of leadership, strategic planning and governance experience to the board. His financial expertise, experience in the oversight of risk management and perspectives on financial markets provides valuable insight to the Company. Mr. Fischer qualifies as an “audit committee financial expert” as defined by SEC rules.

Susan E. Knight (Class III) has been a director of the Company since 2008. Since 2011, Ms. Knight has served as Senior Vice President and Chief Financial Officer of MTS Systems Corporation, a leading global supplier of test systems and industrial position sensors, having served as Vice President and Chief Financial Officer at MTS Systems Corporation since 2001. Prior to her position with MTS Systems, from 1977 to 2001, Ms. Knight served in various executive and management positions with Honeywell Inc., last serving as the Chief Financial Officer of the global Home and Building Controls division. Ms. Knight also serves on the board of the Greater Metropolitan Housing Corporation. Ms. Knight also served on the board of Plato Learning, Inc., from 2006 to 2010, where she served on the Audit Committee, including as Chair from 2009 to 2010, and on the Governance and Nominating and a Special Committee from 2009 to 2010.

As the Chief Financial Officer of MTS Systems Corporation, Ms. Knight brings significant audit, financial reporting, corporate finance and risk management experience to the board. She has extensive understanding of the board’s role and responsibilities based on her prior service on the board of another public company. Ms. Knight serves as the chair of our Audit Committee and qualifies as an “audit committee financial expert” as defined by SEC rules.

Gary R. Maharaj (Class I) has served as a director and our President and Chief Executive Officer since December 2010. Prior to joining SurModics, Mr. Maharaj served as President and Chief Executive Officer of Arizant Inc., a provider of patient temperature management systems in hospital operating rooms, from 2006 to 2010. Previously, Mr. Maharaj served in several senior level management positions for Augustine Medical, Inc. (predecessor to Arizant Inc.) from 1996 to 2006, including Vice President of Marketing, and Vice President of Research and Development. During his 24 years in the medical device industry, Mr. Maharaj has also served in various management and research positions for the orthopedic implant and rehabilitation divisions of Smith & Nephew, PLC. Mr. Maharaj holds an M.B.A. from the University of Minnesota’s Carlson School of Management, an M.S. in biomedical engineering from the University of Texas at Arlington and the University of

Texas Southwestern Medical Center at Dallas, and a B.Sc. in Physics from the University of the West Indies. Mr. Maharaj holds over 20 patents, all in the medical device field.

Mr. Maharaj brings to the board strong experience in the medical technology industry, as well as leadership, strategic planning, and operating experience gained as a chief executive officer of a medical technology company.

Scott R. Ward (Class I) has been a director of the Company since 2010. Mr. Ward is President of Raymond Holdings, a firm founded in 2011, with activities in venture capital, strategy and transactional advisory services. He has over 30 years of experience in the healthcare industry, including 15 years as an operating business leader. From 1981 until 2010, he served in a variety of positions at Medtronic, Inc., most recently as Senior Vice President and President of the CardioVascular business where he was responsible for all worldwide operations of the CardioVascular business including the Coronary, Peripheral, Endovascular, Structural Heart Disease (SHD) and Revascularization and Surgical Therapies (RST) businesses. Previously, Mr. Ward served as Senior Vice President and President of Medtronic Neurological and Diabetes, with responsibility for the global Neurological, Neurologic Technologies, Diabetes, Gastroenterology and Urology businesses; Vice President and General Manager of the Medtronic Drug Delivery Business; and Director of Medtronic NeuroVentures. Mr. Ward serves on the boards of MAP Pharmaceuticals, Inc. (as Chairman), Creganna-Tactx Medical, Inc., iScience Interventional, Inc., and Respicardia, Inc. He received his Bachelor’s Degree in Genetics and Cell Biology in 1981, and his Masters Degree in Toxicology in 1983, both from the University of Minnesota.

As a former senior executive at Medtronic, Inc., Mr. Ward brings to the board leadership, strategic planning, mergers and acquisitions and operating experience from a large, diversified medical technology company. He also serves on the board of another public company.

The Board of Directors unanimously recommends that the shareholders vote FOR the election of each of the Board’s nominees and to set the Board at nine directors.

DIRECTOR COMPENSATION DURING FISCAL 2012

The Director Compensation table below reflects all compensation awarded to, earned by or paid to the Company’s non-employee directors during fiscal 2012. Compensation for Gary R. Maharaj, our President and Chief Executive Officer, is set forth below under the heading “Executive Compensation and Other Information.”

Name	Fees Earned or Paid in Cash(1)	Option Awards (2)(3)	Total
Robert C. Buhrmaster	$100,000	$60,000	$160,000
Susan E. Knight	$58,167	$60,000	$118,167
José H. Bedoya	$58,000	$60,000	$118,000
John W. Benson	$58,000	$60,000	$118,000
Gerald B. Fischer	$56,000	$60,000	$116,000
Scott R. Ward	$50,167	$60,000	$110,167
Mary K. Brainerd	$49,000	$60,000	$109,000
David R. Dantzker, M.D.	$49,167	$54,999	$104,166
Jeffrey C. Smith(4)	$42,500	$54,999	$97,499

(1)	Represents the amount of annual retainer, committee retainer and fees earned by or paid to directors during fiscal 2012 for Board and committee service. A description of the compensation arrangements provided to our non-employee directors is provided below.

(2)

Reflects the aggregate grant date fair value dollar amount of awards granted in fiscal 2012 computed in accordance with Accounting Standards Codification Topic 718, Compensation – Stock Compensation (ASC

718), but excludes any impact of assumed forfeiture rates. Dr. Dantzker and Mr. Smith were appointed to our Board effective January 5, 2011. In accordance with the Company’s Board Compensation Policy (as discussed below), the value of the stock option awards granted to them on November 30, 2011 was pro-rated based on the length of their service during the 12-month period preceding such date.

(3)	As of September 30, 2012, the aggregate number of stock options held by each of our non-employee directors was 438,979, and was held as follows: Mr. Bedoya, 77,978; Mr. Benson, 74,378; Ms. Brainerd, 46,311; Mr. Buhrmaster, 55,478; Dr. Dantzker, 23,024; Mr. Fischer, 77,978; Ms. Knight, 55,478; and Mr. Ward, 28,354.

(4)	Mr. Smith resigned from our Board on August 27, 2012.

Summary of Director Compensation

The Company’s Board Compensation Policy provides compensation to our directors for their service on the Board in the form of annual retainers, fees for meeting attendance, and stock options. In addition, all directors are reimbursed for their reasonable travel-related expenses incurred in attending board and committee meetings. During fiscal 2011, each non-employee director (other than the Chairman) received $20,000 as an annual retainer and $2,000 for each Board meeting attended. In recognition of the additional responsibilities of each of the committee chairs, additional retainers are paid to each non-employee director serving in any such capacity. In this regard, the chair of the Audit Committee received an additional retainer of $10,000; the chair of the Organization and Compensation Committee received an additional retainer of $7,000; and the chair of the Corporate Governance and Nominating Committee received an additional retainer of $5,000. The Chairman received an annual retainer of $100,000, but was not paid additional fees to attend Board or committee meetings. Each committee member received $1,000 for each committee meeting attended.

With respect to stock options, each non-employee director is granted a stock option to purchase shares of the Company’s common stock with a value of $60,000 (as estimated using the black-scholes option pricing model as of the date of the grant) upon his or her first election or appointment to the Board of Directors. Additionally, at the Board’s first regularly scheduled meeting during each fiscal year, each non-employee director is granted a stock option with a value of $60,000. The value of the first annual option grant following a director’s election or appointment to the Board will be pro-rated based on such director’s length of service on the Board during the preceding 12-month period. All stock options granted to non-employee directors will have a term of 7 years and will become exercisable in increments of twenty-five percent (25%) per year beginning on the first anniversary of the date of grant.

On May 21, 2012, our Board approved certain amendments to the Company’s Board Compensation Policy that became effective beginning with fiscal 2013. In particular, in lieu of meeting fees for attendance at Board and committee meetings, each non-employee director will receive an annual cash retainer of $35,000. In addition, directors are eligible to receive additional annual cash retainers based on their service on one or more of the Board’s committees as follows: the chair of the Audit Committee will receive an additional annual cash retainer of $15,000, and the non-chair members of that committee will receive an additional annual cash retainer of $6,000; the chair of the Organization and Compensation Committee will receive an additional annual cash retainer of $8,500, and the non-chair members of that committee will receive an additional annual cash retainer of $4,500; and the chair of the Corporate Governance and Nominating Committee will receive an additional annual cash retainer of $6,500, and the non-chair members of that committee will receive an additional annual cash retainer of $3,500.

The cash retainers are paid quarterly following the completion of each calendar quarter. Furthermore, the cash retainers are reduced by 25% if a non-employee director does not attend at least 75% of the total meetings of the Board and board committees on which such director served during the year. A director may also elect to receive all or a portion of their cash retainers in the form of restricted stock units (“RSUs”).

In addition to the cash compensation described above, each non-employee director also receives stock awards as compensation for their service on the Board. In particular, upon a director’s initial election or appointment to the

Board, such director will be awarded an equity grant having a value of $60,000, one-half of such award will be in the form of a nonqualified stock option to purchase shares of the Company’s common stock and the other half will be in the form of RSUs. Additionally, on the date of the Board’s first regularly scheduled meeting during each fiscal year, each non-employee director will be awarded an equity grant having a value of $60,000, one-half of such award will be in the form of stock options and the other half will be in the form of RSUs (on a pro-rata basis for directors who served on the Board for less than the entire preceding fiscal year).

To the extent the Company pays a dividend, each non-employee director will have the right to receive dividend equivalents for each RSU held by such director on the record date for the payment of such dividend. The dividend equivalents will be treated as reinvested in an additional number of RSUs which will be determined by dividing (a) the cash amount of any such dividend that would have been paid if the RSUs held by the director were outstanding shares of Company stock by (b) the fair market value of the Company’s common stock (i.e., the closing price) on the applicable dividend payment date.

The Board of Directors established equity ownership guidelines for all non-employee directors, which guidelines were revised during fiscal 2012. For a description of the equity ownership guidelines, see “Corporate Governance — Equity Ownership Guidelines.”

CORPORATE GOVERNANCE

The Company’s business affairs are conducted under the direction of the Board of Directors in accordance with the Minnesota Business Corporation Act and the Company’s Articles of Incorporation and Bylaws. Members of the Board of Directors are informed of the Company’s business through discussions with management, by reviewing materials provided to them and by participating in meetings of the Board of Directors and its committees. Certain corporate governance practices that the Company follows are summarized below.

Code of Ethics and Business Conduct

We have adopted the SurModics Code of Ethics and Business Conduct (the “Code of Conduct”), which applies to our directors, officers and employees. The Code of Conduct is publicly available on our website at www.surmodics.com under the caption Investors/Corporate Governance. If we make any substantive amendments to the Code of Conduct or grant any waiver, including any implicit waiver from a provision of the Code of Conduct, to our directors or executive officers, we will disclose the nature of such amendment or waiver on a Current Report on Form 8-K.

Corporate Governance Guidelines

The Board has adopted a set of Corporate Governance Guidelines (the “Guidelines”). The Corporate Governance and Nominating Committee is responsible for overseeing the Guidelines and annually reviews them and makes recommendations to the Board concerning corporate governance matters. The Board may amend, waive, suspend, or repeal any of the Guidelines at any time, with or without public notice, as it determines necessary or appropriate in the exercise of the Board’s judgment or fiduciary duties. We have posted the Guidelines on our web site at www.surmodics.com under the caption Investors/Corporate Governance.

Board Role in Risk Oversight

Our Board of Directors, in exercising its overall responsibility to oversee the management of our business, considers risks generally when reviewing the Company’s strategic plan, financial results, business development activities, legal and regulatory matters. The Board satisfies this responsibility through regular reports directly from officers responsible for oversight of particular risks within the Company. The Board’s risk management oversight also includes full and open communications with management to review the adequacy and functionality of the risk management processes used by management. In addition, the Board of Directors uses its committees to assist in its risk oversight responsibility as follows:

•

The Audit Committee assists the Board of Directors in its oversight of the integrity of the financial reporting of the Company and its compliance with applicable legal and regulatory requirements. It also oversees our internal controls and compliance activities. The Audit Committee discusses risk assessment and management topics, as well as the Company’s major financial and business risk exposures and the steps management has undertaken to monitor and control such exposures. It also meets privately with representatives from the Company’s independent registered public accounting firm.

•	The Organization and Compensation Committee assists the Board of Directors in its oversight of risk relating to the Company’s compensation policies and practices.

Each year, the Organization and Compensation Committee reviews the Company’s compensation policies, programs and procedures, including the incentives they create and mitigating factors that may reduce the likelihood of excessive risk taking, to determine whether they present a significant risk to the Company. Management assessed risk factors associated with specific compensation programs, as well as enterprise-level compensation risk factors. The program-specific risk factors assessed included payout potential, payout as a percentage of total compensation, risk of manipulation, overall plan design and market appropriateness. Enterprise-level risk factors evaluated included the overall compensation mix, consistency between annual and long-term objectives as well as metrics, achievability of performance goals without undue risk-taking, the relationship of long-term awards to the Company’s pay philosophy, stock ownership requirements, the weighting and duration of performance metrics, and the interaction of compensation plans with the Company’s financial performance and strategy. Based on this review, the Organization and Compensation Committee concluded that the Company’s compensation policies, programs and procedures are not reasonably likely to have a material adverse effect on the Company.

Board Leadership Structure

Since 2005, the roles of Chairman of the Board and CEO have been held by separate persons. Currently, Robert C. Buhrmaster, one of our independent directors, serves as the Board’s Chairman, a position he has held since February 2009. Gary R. Maharaj has served as our President and Chief Executive Officer since December 27, 2010. Generally, the Chairman is responsible for advising the CEO, assisting in long-term strategic planning, and presiding over meetings of the Board, and the CEO is responsible for leading the organization’s day-to-day performance. While we do not have a written policy with respect to separation of the roles of Chairman of the Board and CEO, the Board believes that the existing leadership structure, with the separation of these roles, provides several important advantages, including: enhancing the accountability of the CEO to the Board; strengthening the Board’s independence from management; assisting the Board in reaching consensus on particular strategies and policies; and in facilitating robust director, Board, and CEO evaluation processes.

The Board of Directors has determined that this leadership structure is appropriate given the specific characteristics and circumstances of the Company because it strengthens the Board’s role in fulfilling its risk oversight and general oversight responsibilities and its fiduciary duties to our stockholders. Furthermore, our current leadership structure recognizes the depth of experience of Mr. Buhrmaster, and the need for a leader among independent non-employee directors.

Related Person Transaction Approval Policy

Our Board of Directors has adopted a written policy for transactions with related persons, as defined in Item 404 of SEC Regulation S-K, which sets forth our policies and procedures for the review, approval or ratification of transactions with related persons which are subject to the policy. Our policy applies to any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships in which we are a participant and a related person has a direct or indirect interest. Our policy, however, exempts the following:

•	our payments of compensation to a related person for that person’s service to us in the capacity or capacities that give rise to the person’s status as a “related person”;

•	transactions available to all of our shareholders on the same terms; and

•	transactions that, when aggregated with the amount of all other transactions between the related person and our company, involve less than $120,000 in a fiscal year.

We consider the following persons to be related persons under the policy:

•	all of our officers and directors;

•	any nominee for director;

•	any immediate family member of any of our directors, nominees for director or executive officers; and

•	any holder of more than 5% of our common stock, or an immediate family member of any such holder.

The Audit Committee of our Board of Directors must approve any related person transaction subject to this policy before commencement of the related person transaction. The Audit Committee will analyze the following factors, in addition to any other factors the Audit Committee deems appropriate, in determining whether to approve a related person transaction:

•	whether the terms are fair to the Company;

•	whether the transaction is material to the Company;

•	the role the related person has played in arranging the related person transaction;

•	the structure of the related person transaction; and

•	the interests of all related persons in the related person transaction.

The Audit Committee may, in its sole discretion, approve or deny any related person transaction. Approval of a related person transaction may be conditioned upon the Company and the related person taking any actions that the Audit Committee deems appropriate.

If one of our executive officers becomes aware of a related person transaction that has not previously been approved under the policy:

•

if the transaction is pending or ongoing, it will be submitted to the Audit Committee promptly and the committee will consider the transaction in light of the standards of approval listed above. Based on this evaluation, the committee will consider all options, including approval, ratification, amendment, denial or termination of the related person transaction; and

•

if the transaction is completed, the committee will evaluate the transaction in accordance with the same standards to determine whether to ratify the transaction, or whether rescission of the transaction is appropriate and feasible.

Transactions with Related Persons

There were no related person transactions during fiscal 2012 required to be disclosed in this proxy statement.

Equity Ownership Guidelines

Our Board believes that ownership of significant amounts of our stock by our executive officers and directors will help align their interests with those of our shareholders. To that end, our Board adopted equity ownership guidelines for our directors and executive officers in January 2007 and clarified those guidelines during fiscal 2012. Under the guidelines, the value of our common stock held by an executive officer or non-employee director is required to be at least:

•	five times the annual base salary for our Chief Executive Officer;

•	three times the annual base salary for our other executive officers (other than our CEO); and

•	five times each non-employee director’s annual cash retainer.

Until the ownership requirement is attained, individuals are required to retain direct ownership of at least 75% of the “net shares” (defined as the number of shares of the Company’s common stock that remain after the sale of stock options or the vesting of restricted or performance shares less the number of shares that are sold or netted to pay any applicable exercise price or withholding taxes) received. Following attainment of the ownership requirement (and so long as it remains so), individuals are required to hold 75% of the net shares received for a period of one year from the date of receipt of such shares. Shares that count toward meeting the ownership requirements include shares owned outright (directly or indirectly), restricted stock or restricted stock units, or deferred shares or deferred stock units. Shares that do not count toward meeting the stock ownership requirements include unexercised stock options.

Majority of Independent Directors; Committees of Independent Directors

Our Board of Directors has determined that Mss. Brainerd and Knight, and Messrs. Bedoya, Benson, Buhrmaster, Dantzker, Fischer, and Ward, constituting a majority of the Board of Directors, are independent directors in accordance with rules of The NASDAQ Stock Market since none of them is believed to have any relationships that, in the opinion of the Board of Directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Mr. Maharaj is not considered independent under the applicable rules of The Nasdaq Stock Market since he serves as an executive officer of the Company.

Other Independence Determinations.    In addition to the NASDAQ standard for director independence, the Board also considers the potential impact that certain arrangements could have on the independent judgment of our directors. In this regard, the Board reviews and discusses additional information provided by the directors and the company with regard to arrangements or transactions involving our directors, or entities with which they have a relationship. Based on the foregoing, as required by NASDAQ rules, the Board made a subjective determination that, because of the nature of the director’s relationship with the entity and/or the amount involved, no relationships exist that, in the opinion of the Board, would impair the director’s independence.

Each member of the Company’s Audit Committee, Organization and Compensation Committee and Corporate Governance and Nominating Committee has been determined, in the opinion of the Board of Directors, to be independent in accordance with the applicable rules of The NASDAQ Stock Market.

Committee and Board Meetings

The Company’s Board of Directors has three standing committees: the Audit Committee, the Organization and Compensation Committee, and the Corporate Governance and Nominating Committee. Each committee is comprised entirely of independent directors, as currently required under the SEC’s rules and regulations and the NASDAQ listing standards, and each committee is governed by a written charter approved by the Board. These charters form an integral part of our corporate governance policies, and a copy of each charter is available on our website at www.surmodics.com. In addition to these committees, the Board also has a Business Development Committee which was formed to assist the Board in its oversight of strategic transactions and to assist management in reviewing and evaluating strategic transactions. The table below provides the composition of each committee of the Board (an asterisk indicates the committee chairman):

	Audit		Organization and Compensation		Corporate Governance and Nominating		Business Development
Mr. Bedoya	x				x	*
Mr. Benson			x	*	x
Ms. Brainerd	x		x
Mr. Burhmaster(1)
Dr. Dantzker	x				x		x
Mr. Fischer	x				x
Ms. Knight	x	*			x		x
Mr. Maharaj
Mr. Ward			x		x		x

(1)	Mr. Buhrmaster, as chairman of the Board, is not a member of any of the Board’s committee. However, he does attend and participate at many of the committee meetings.

During fiscal 2012, the Board of Directors held thirteen meetings and the standing committees had the number of meetings noted below. Each incumbent director attended (in person or by telephone) 75% or more of the total number of meetings of the Board and of the committee(s) of which he or she was a member in fiscal year 2012. The principal functions of our standing committees (excluding the Business Development Committee) are described below

Audit Committee

The Audit Committee is responsible for reviewing the quality and integrity of the Company’s financial reports, the Company’s compliance with legal and regulatory requirements, the independence, qualifications and performance of the Company’s independent auditor, oversight of the Company’s related person transaction policy, and the performance of the Company’s internal audit function and its accounting and reporting processes. The Audit Committee held six meetings during fiscal 2012.

Pursuant to its written charter, the Audit Committee is required to pre-approve the audit and non-audit services performed by the Company’s independent auditors in order to ensure that the provision of such services does not impair the auditor’s independence. The Audit Committee also has a pre-approval policy which requires that unless a particular service to be performed by the Company’s independent auditors has received general pre-approval by the Audit Committee, each service provided must be specifically pre-approved. Any proposed services exceeding pre-approved cost levels will require specific pre-approval by the Audit Committee. In addition, the Audit Committee may delegate pre-approval authority to the Chairman of the Audit Committee, who will then report any pre-approval decisions to the Audit Committee at its next scheduled meeting.

Organization and Compensation Committee

The Organization and Compensation Committee is responsible for matters relating to executive compensation, key employee compensation programs, director compensation, corporate culture programs, organizational planning and personnel changes at the executive level. The Organization and Compensation Committee held four meetings during fiscal 2012.

Under the terms of its charter, the Organization and Compensation Committee has the authority to engage the services of outside advisors and experts to assist the Committee. Since 2008, the Committee has retained an independent compensation consultant to advise it on matters related to executive and director compensation. A description of the Committee’s use of the independent compensation consultant is set forth in “Compensation Discussion and Analysis — Establishing Executive Compensation; Independent Compensation Consultant.” The Organization and Compensation Committee has considered whether any conflicts of interest were raised as a result of the services provided by the independent compensation consultant and has concluded that no such conflict exists.

Corporate Governance and Nominating Committee; Procedures and Policy

The Corporate Governance and Nominating Committee is responsible for identifying individuals qualified to become Board members, recommending to the Board the director nominees for election to the Board, recommending to the Board corporate governance guidelines applicable to the Company, and leading the Board and its committees in their annual performance review process. The Corporate Governance and Nominating Committee held three meetings during fiscal 2012.

The Corporate Governance and Nominating Committee will consider candidates recommended from a variety of sources, including nominees recommended by the Board, management, shareholders, and others. Moreover, while we do not have a formal diversity policy, to ensure that the Board benefits from diverse perspectives, the Committee seeks qualified nominees from a variety of backgrounds, including candidates of gender and ethnic diversity. Four of the Board’s directors are diverse — two women, and two individuals with diverse ethnic backgrounds. Moreover, our directors have diverse business and professional backgrounds, including experience in academic administration, public company, and private company settings. In general, the Corporate Governance and Nominating Committee considers the following factors and qualifications:

•	the appropriate size and the diversity of the Company’s Board of Directors;

•	the needs of the Board with respect to the particular talents and experience of its directors;

•

the knowledge, skills and experience of nominees, including experience in the industry in which the Company operates, business, finance, management or public service, in light of prevailing business conditions and the knowledge, skills and experience already possessed by other members of the Board;

•	familiarity with domestic and international business matters;

•	age, legal and regulatory requirements;

•	experience with accounting rules and practices;

•	appreciation of the relationship of the Company’s business to the changing needs of society; and

•	the desire to balance the considerable benefit of continuity with the periodic injection of the fresh perspective provided by new members.

The Corporate Governance and Nominating Committee will consider the attributes of the candidates and the needs of the Board and will review all candidates in the same manner, regardless of the source of the recommendation. A shareholder wishing to recommend a candidate for our Board of Directors should send their recommendation in writing to the address specified under “Procedures for Shareholder Communications to Directors” below.

A shareholder who wishes to nominate one or more directors must provide a written nomination to the Corporate Secretary at the address set forth below. Notice of a nomination must include:

with respect to the shareholder:

•	name, address, the class and number of shares such shareholder owns;

with respect to the nominee:

•	name, age, business address and residence address;

•	current principal occupation;

•	five-year employment history with employer names and a description of the employer’s business;

•	the number of shares beneficially owned by the nominee;

•	whether such nominee can read and understand basic financial statements; and

•	membership on other boards of directors, if any.

The nomination must be accompanied by a written consent of the nominee to stand for election and to serve if elected by the shareholders. The Company may require any nominee to furnish additional information that may be needed to determine the qualifications of the nominee. Such nomination must be submitted to the Corporate Secretary no later than 90 days prior to the first anniversary of mailing of this proxy statement.

The Corporate Governance and Nominating Committee believes that candidates for directors should have certain minimum qualifications, including being able to read and understand basic financial statements, having familiarity with the Company’s business and industry, having high moral character and mature judgment, being able to work collegially with others, and not currently serving on more than three boards of directors of public companies. The Corporate Governance and Nominating Committee may modify these minimum qualifications from time to time.

It is also a policy of the Board that each director be required to retire from the Board effective at the conclusion of the annual meeting following his or her seventy-second birthday, unless special circumstances exist as determined by the Board. The Board believes, however, that any such exceptions should be rare. It is also the policy of the Board that every director should notify the Chairman of his or her retirement, of any change in employer, and of any other significant change in the director’s principal professional occupation, and in connection with any such change, offer to submit his or her resignation from the Board for consideration by the Corporate Governance and Nominating Committee. The Board, upon recommendation from the Corporate Governance and Nominating Committee, then may consider the continued appropriateness of board membership of such director under the new circumstances and the action, if any, to be taken with respect to the offer to submit his or her resignation.

Procedures for Shareholder Communications to Directors

Shareholders may communicate directly with the Board of Directors. All communications should be directed to our Corporate Secretary at the address below and should prominently indicate on the outside of the envelope that it is intended for the Board of Directors or for non-management directors. If no director is specified, the communication will be forwarded to the entire Board. Shareholder communications to the Board should be sent to:

Corporate Secretary

Attention: Board of Directors

SurModics, Inc.

9924 West 74th Street

Eden Prairie, MN 55344-3523

Director Attendance Policy

Directors’ attendance at our annual meetings of shareholders can provide our shareholders with an opportunity to communicate with directors about issues affecting the Company. Accordingly, all directors are expected to attend annual meetings of shareholders. Except for Mr. Smith, all of the Company’s directors attended the last annual meeting of shareholders, which was held on February 6, 2012.

COMPENSATION DISCUSSION AND ANALYSIS

Overview

Our Organization and Compensation Committee, or the Committee, reviews and approves our executive compensation programs. The following discussion and analysis describes the material elements of compensation awarded to, earned by, or paid to our executive officers, including our named executive officers, during fiscal 2012. Our named executive officers are determined in accordance with SEC rules. For fiscal 2012, our named executive officers were:

Gary R. Maharaj	President and Chief Executive Officer
Timothy J. Arens	Vice President, Finance, and interim Chief Financial Officer
Charles W. Olson	Sr. Vice President and General Manager, Medical Device
Bryan K. Phillips	Sr. Vice President, Legal and Human Resources, General Counsel and Secretary
Joseph J. Stich	Vice President, Business Operations, and General Manager, In Vitro Diagnostics

Fiscal 2012 Performance Highlights

Executive compensation for fiscal 2012 aligned well with the objectives of our compensation philosophy (discussed below) and with our performance highlighted by the following factors:

•

Overall, we were pleased with our fiscal 2012 financial performance, and the improvement in stockholder value as a result. Our stock price increased 122% from a price of $9.10 at the beginning of fiscal 2012 to a price of $20.22 at the end of fiscal 2012.

•

Our performance during fiscal 2012 exceeded the financial guidance that we provided at the outset of the year. In particular, our fiscal 2012 revenue was $51.9 million, compared with the range of $47 and $51 million, and earnings per share was $0.58 per share, compared with the range of $0.45 and $0.53 per share.

•	Non-GAAP revenue increased by 12% driven by record hydrophilic coating revenue and In Vitro Diagnostics product revenue.

•	Non-GAAP earnings per share from our continuing operations increased by 61%, significantly exceeding our performance objective.

•

Our strategy to focus on our core Medical Device and In Vitro Diagnostics businesses was advanced when we successfully completed the sale of substantially all of the assets of our wholly-owned subsidiary, SurModics Pharmaceuticals, Inc. to Evonik (the “Pharma Sale”).

•

Consistent with our strategic priority of returning value to our shareholders, we completed the repurchase of approximately $55 million in value of the Company’s outstanding common stock through a “modified Dutch auction” tender offer.

Our balanced compensation program fosters employee achievement, retention, and engagement. We delivered a total compensation package comprised of salary, performance-based annual cash awards, and time-based and performance-based equity awards, supplemented by a competitive employee benefits program. Together, these elements reinforced our pay for performance philosophy, and provided a balanced focus on both short- and long-term performance. For a reconciliation of the non-GAAP measures noted above to our GAAP results, please see Exhibit 99.1 of our Current Report on Form 8-K that we filed with the SEC on November 6, 2012.

Compensation Philosophy and Objectives

Our compensation philosophy is performance-based, and focuses on aligning the financial interests of our executive officers with those of our shareholders. Generally, this is accomplished by placing a substantial portion of our executive officers’ total compensation “at risk,” while providing overall compensation opportunities that are comparable to market levels. Our executive compensation programs are designed to:

•	attract, retain and motivate experienced and well-qualified executive officers who will enhance the Company’s operating and financial performance;

•	provide an overall compensation opportunity that rewards individual and corporate performance for achieving Company objectives that, if achieved, have the potential to enhance shareholder value; and

•	encourage executive stock ownership and link a meaningful portion of compensation to the value of SurModics common stock.

Consistent with this philosophy, the Committee seeks to provide our executive officers with a total compensation opportunity, including cash and equity elements, at levels competitive with those provided by comparable companies. As noted above, a significant portion of each of our named executive officer’s compensation is incentive-based compensation. With respect to our CEO, incentive-based compensation constituted 67% of his target compensation for fiscal 2012. With respect to all of our other named executive officers, as a group, incentive-based compensation constituted 56% of target compensation for fiscal 2012.

As a result of our financial performance in each of fiscal 2012 and 2011, the payout under the Company’s annual incentive plan in such years was 134.4% and 138.6%, respectively (see the discussion below under “Cash Incentive Compensation” for a description of the fiscal 2012 annual incentive plan). However, no incentive compensation is paid unless our actual performance achieves at least the threshold level of performance established for the applicable objectives. In this regard, no incentive payments were made under the Company’s annual incentive plans for fiscal 2010 because the threshold levels for the corporate objectives established for that year were not achieved. Similarly, because the Company did not achieve the performance objectives associated with the three-year performance periods that ended with fiscal 2012, 2011 and 2010, respectively, none of the performance shares granted as part of long-term incentive compensation for those performance periods vested.

Establishing Executive Compensation

The Committee evaluates our executive compensation programs annually and considers a number of factors when determining the compensation for the Company’s executive officers. In particular, the Committee considers the executive’s experience and qualifications, the scope of the executive’s responsibilities and ability to influence our performance, the competitiveness of the Company’s executive compensation programs, individual performance, and the executive’s current and historical compensation levels. The Committee receives input from our Chief Executive Officer concerning each officer’s individual performance. Additionally, to assist it in its review of executive compensation, the Committee has retained an independent compensation consultant.

Independent Compensation Consultant.    Since 2008, the Committee has retained Mr. David A. Ness as its independent compensation consultant to assist with executive and director compensation matters. Mr. Ness has over 35 years of experience designing and administering executive and director compensation programs while at Medtronic, Inc., from which he retired in 2010 after having served as its Corporate Vice President of Global Rewards and HR Operations. Mr. Ness reports directly to the Committee, and as necessary communicates directly with the Committee without management present. Mr. Ness attended all regularly-scheduled meetings of the Committee in fiscal 2012, and participated in executive sessions as requested.

During 2012, the scope of services provided by Mr. Ness included assistance regarding the design of our short- and long-term incentive programs for our executive officers, review of management prepared total compensation analyses, review and analysis of executive compensation market data, assessment of outside director compensation, consultation regarding proxy statement preparation and other executive compensation services as requested by the Committee.

Survey Market Data.    The Committee considers market survey data as a market check for compensation decisions but does not base compensation targets solely on such data. For fiscal 2012, the Committee considered market survey data from three nationally recognized published surveys in the life sciences and medical device industries. These surveys included the Radford, Executive Compensation Survey — Life Sciences; Top Five Data Services, Executive Pay in the Medical Device Industry; and Culpepper Executive Compensation — Medical Devices Implantable. Using these surveys, compensation data was obtained for companies believed to be comparable to the Company; generally those companies in the medical device market with revenues between $25 and $150 million, and between 50 and 150 employees. The survey data was reviewed, supplemented, and modified, as appropriate, by Mr. Ness, and used to determine a composite market reference point (i.e., the median) for base salary and cash incentive compensation (the “Market Data”).

At the request of the Committee, Mr. Ness reviewed additional compensation data to confirm the reasonableness of the Market Data. In particular, Mr. Ness reviewed compensation data for the peer group of companies that were identified by Institutional Shareholder Services in its review of our fiscal 2011 executive compensation programs. Those companies included: ATS Medical, Inc., Insulet Corporation, Rockwell Medical Technologies, Inc., Cynosure, Inc. Corporation, Kensey Nash, Synovis Life Technologies, Inc., Abiomed, Inc., OraSure Technologies, Inc., Vascular Solutions, Inc., Cardiovascular Systems, Inc., and Palomar Medical Technologies, Inc. Ms. Ness obtained compensation data for these companies from Equilar, a leading independent provider of executive and board compensation data and analysis. Based on his assessment of the compensation data for these companies, Mr. Ness advised the Committee that the Market Data was appropriate for assessing the competitiveness of the Company’s executive compensation programs.

In future years, the Committee will continue its practice of using market data as a market check for its compensation decisions, including defining a peer group of companies and collecting relevant market data from those companies for purposes of establishing executive compensation.

Role of Executive Officers.    Our executive officers have no role in recommending or setting their own compensation. Our Chief Executive Officer makes recommendations for compensation for his direct reports (including base salary, target incentive levels, and actual incentive payouts), and provides input on their performance. He also provides input regarding financial and operating goals and metrics. Our Chief Financial Officer certifies that financial performance goals have, or have not, been met relative to our annual incentive plan and performance-based equity grants. The Committee considers, discusses, modifies as appropriate, and takes action on the management recommendations that are presented for review.

Elements of Executive Compensation

The principal elements of our executive compensation programs for fiscal 2012 consisted of annual cash compensation and long-term incentive compensation, and are generally shown in the diagram below. We also provide compensation in the form of health and welfare benefits.

Annual Cash Compensation

Annual cash compensation includes base salary and compensation available under our annual incentive plan. All of our cash compensation represents short-term compensation that is earned within a single fiscal year and paid in that fiscal year or shortly thereafter.

Base Salary.    Base salaries provide a fixed level of cash compensation to each executive which is intended to provide stability and reduce the incentive for excessive risk-taking. The Committee reviews base salaries prior to the beginning of each fiscal year. In establishing base salaries, the Committee considers the following factors:

•	individual performance and potential future contribution;

•	responsibilities, including any recent changes in an executive’s role or responsibilities;

•	level of expertise and experience required for a position;

•	strategic impact of a position;

•	internal pay equity among positions; and

•	competitiveness relative to the Market Data.

Consistent with our compensation philosophy and objectives, the Committee generally sets base salaries at or slightly below the median of base salary levels for executives in similar positions at comparison companies included in the Market Data. Reflecting his role as our interim Chief Financial Officer, the Committee established Mr. Arens’ annual base salary at or slightly below eighty percent of the median of base salary levels for Chief Financial Officers at comparison companies in the Market Data. The Committee made the following adjustments to the base salaries of our named executive officers for fiscal 2012:

Name	2011 Base Salary	2012 Base Salary	Percent Increase	Market(1)	% to Market
Gary R. Maharaj	$425,000	$435,000	2.4%	$394,000	110%
Timothy J. Arens(2)	$157,900	$220,200	39.5%	$275,300	80%
Charles W. Olson	$231,800	$245,000	5.7%	$260,400	94%
Bryan K. Phillips	$218,200	$245,000	12.3%	$271,600	90%
Joseph J. Stich	$205,000	$230,000	12.2%	$236,400	97%

(1)	Represents the median, or median, of base salaries paid to executives in similar positions at comparison companies included in the Market Data.

(2)	As a result of his promotion to Vice President, Finance and interim Chief Financial Officer in August 2011, the Committee established Mr. Arens’ annual base salary for fiscal 2012 at $200,000. In May 2012, the Committee further increased Mr. Arens’ annual base salary to $220,200.

Cash Incentive Compensation.    Cash incentive compensation for all of our employees, including our named executive officers, was provided through a cash-based annual incentive plan. The annual incentive plan is designed to motivate our employees, including our executive officers, to achieve both short- and longer-term goals that, if achieved, would have the potential to significantly enhance shareholder value.

Target Incentive Opportunity.    The Committee reviews and approves the target incentive opportunity for each of our executive officers each year in September. For fiscal 2012, the Committee established a target incentive opportunity of 50% of base salary for our Chief Executive Officer, and 30% of base salary for all other executive officers. Consistent with our compensation philosophy and objectives, the committee generally sets the target incentive opportunity at or slightly below the median of annual incentive opportunities available to executives in similar positions at comparison companies included in the Market Data. Reflecting his role as our interim Chief Financial Officer, the Committee established Mr. Arens’ target incentive opportunity at or slightly below eighty percent of the median of target incentive opportunities for Chief Financial Officers at comparison companies in the Market Data. The following table shows the target incentive opportunity for each of our executive officers compared to the Market Data.

Name	Annual Incentive Compensation
	Market(1)	Target Amount	% to Market
Gary R. Maharaj	$209,000	$217,500	104%
Timothy J. Arens	$92,800	$66,060	71%
Charles W. Olson	$73,200	$73,500	100%
Bryan K. Phillips	$84,800	$73,500	87%
Joseph J. Stich	$65,200	$69,000	106%

(2)	Represents the median, or median, of annual incentive compensation available to executives in similar positions at comparison companies included in the Market Data.

Fiscal Year 2012 Performance Objectives.    For our executive officers, performance under the annual incentive plan was based upon the achievement of corporate financial objectives. The Committee set the specific corporate financial objectives based on the Company’s annual operating plan for fiscal 2012 as approved by the Board of Directors.

The corporate financial objectives for fiscal 2012 were specified levels of revenue and earnings per share (from continuing operations) (disclosed in the table below under “Actual Performance”), each weighted equally and, therefore, constituting 50% of each executive’s total incentive opportunity. The Committee determined that use of these measures was appropriate because they provide meaningful insight into our operating performance. For all of our executive officers, including our Chief Executive Officer, payouts associated with the corporate financial objectives (if any) could range between 50% (at threshold) and 150% (at maximum) of the target opportunity based upon the actual performance against each measure. No payout would be available under the plan unless at least the threshold level of earnings per share was achieved.

Actual Performance.    Our fiscal 2012 financial results exceeded the financial guidance that we provided at the outset of the year. Following the conclusion of our fiscal year 2012, the Committee reviewed and approved the Company’s performance against the corporate financial objectives as follows:

Performance Measure(1)	Weight	Threshold (50% Payout)	Target (100% Payout)	Maximum (150% Payout)	Actual Performance	Weighted Achievement (% of Target)
Earnings Per Share	50%	$0.40	$0.51	$0.64	$0.62	142.2%
Revenue	50%	$43.9 M	$48.8 M	$54.7 M	$51.9 M	126.7%

Overall Achievement Percentage:						134.4%

(1)	Performance measures are based on the Company’s reported GAAP financial results for fiscal 2012 taking into consideration the adjustments noted below under the heading “Adjustments for Significant Events” which adjustments are reflected in the column titled “Actual Performance.”

Once the actual performance of the corporate financial objectives was established, the achievement percentage associated with each objective was determined by interpolating actual performance within the performance range. The achievement percentages for the objectives were then weighted based on the plan weightings and summed to arrive at an overall achievement percentage for the incentive plan. Actual payouts were determined by multiplying the executive officer’s eligible earnings by his target incentive opportunity, and then by the overall achievement percentage for the plan. Using this methodology, the overall achievement percentage for fiscal 2012 under the plan was 134.4%. The following table summarizes the compensation earned by our named executive officers under the plan:

Name	Target Opportunity (as % of base salary)	Payout Range (as % of base salary)		Target Payout	Actual Amount Earned
		Threshold	Maximum
Gary R. Maharaj	50%	25%	75%	$217,500	$292,371
Timothy J. Arens	30%	15%	45%	$62,230	$83,651
Charles W. Olson	30%	15%	45%	$73,500	$98,801
Bryan K. Phillips	30%	15%	45%	$73,500	$98,801
Joseph J. Stich	30%	15%	45%	$69,000	$92,752

Long-Term Incentive Compensation

Long-term incentive compensation provides our executive officers with financial rewards based on the long-term performance of the Company. The Committee believes that this form of compensation promotes long-term retention and stock ownership, and aligns the interests of our executive officers with those of our shareholders. Historically, our long-term incentive compensation has consisted of equity awards, including stock options, restricted stock, and performance shares. Special equity awards are used in limited circumstances for special recognition and retention purposes. No special grants were made in fiscal 2012 to any of our executive officers.

The Committee selects the type of equity awards to be provided to our executive officers based on its assessment of the incentives provided by each award. The Committee also considers the forms and amounts of outstanding equity awards held by our named executive officers, the financial accounting and tax treatment on our company, and the tax treatment to our named executive officers, in determining the form and amount of equity compensation to award.

Consistent with our philosophy of tying a significant portion of each executive’s total compensation to performance, the Committee set the target long-term incentive opportunity as a percentage of each executive’s annual base salary. For fiscal 2012, the Committee generally established the target long-term incentive opportunity at approximately 150% of the base salary for our Chief Executive Officer, and approximately 100% of the base salary for all other executive officers.

Fiscal 2012 Long-Term Incentive Plan.    For fiscal 2012, long-term incentive compensation for our executive officers was provided in the form of stock options and performance shares, with each component constituting one-half of the total target value. The target values of each component of the equity awards provided were as follows:

Name	Stock Options(1)	Performance Shares(2)			Total Target LTI
		Threshold	Target	Maximum
Gary R. Maharaj	$325,000	$65,000	$325,000	$650,000	$650,000
Timothy J. Arens	$112,500	$22,500	$112,500	$225,000	$225,000
Charles W. Olson	$112,500	$22,500	$112,500	$225,000	$225,000
Bryan K. Phillips	$112,500	$22,500	$112,500	$225,000	$225,000
Joseph J. Stich	$112,500	$22,500	$112,500	$225,000	$225,000

(1)	Represents the grant date fair value of stock options (as estimated using the black-scholes option pricing model) awarded to each executive officer.

(2)	Represents the value of the performance shares (at threshold, target and maximum levels) using the closing market price of our common stock on the date of grant. The actual number of shares that may vest, if any, will be based on the Company’s achievement of certain performance objectives over a three-year performance period.

Stock Options.    Stock options provide value only when the price of our Company’s stock appreciates over the grant price. The number of shares subject to the stock option is determined by dividing the target value of the award by the grant date fair value estimated using the black-scholes valuation model. All stock option grants have an exercise price that is equal to the closing market price of our common stock on the date of grant, a seven-year term, and vest in equal increments of 25% per year beginning on the first anniversary of the date of grant.

Performance Shares.    Performance shares were granted under the fiscal 2012 performance share program (the “2012 PSP”). The target number of shares is determined by dividing the target value associated with the performance shares by the closing market price of our common stock on the date of grant. The actual number of shares that may vest will be based on the Company’s achievement of certain performance objectives over a three-year performance period ending September 30, 2014.

The performance objectives under the 2012 PSP are specified cumulative GAAP revenue and GAAP earnings per share over the three-year performance period. The Committee established the three-year performance objectives based on the financial projections included in the Company’s long-range plan that is approved by the Board of Directors immediately prior to the start of fiscal 2012. The Committee considers these objectives to be difficult to achieve, but attainable. Furthermore, the Committee determined that, if achieved, these performance objectives would have the potential to significantly enhance shareholder value.

The number of shares that will actually vest, if any, under the 2012 PSP can range between 20% (at threshold) and 200% (at maximum) of the target number of shares based on the Company’s actual performance against the performance objectives. None of the performance shares will vest under the 2012 PSP unless at least the threshold level of cumulative GAAP earnings per share is achieved. Following the end of the performance period, the achievement percentage associated with each of the performance objectives will be determined by interpolating actual performance within the performance range for each objective. These achievement percentages will then be weighted equally, and summed to arrive at an overall achievement percentage. The actual number of shares that will vest will be determined by multiplying each executive’s target number of shares by the overall achievement percentage for the plan.

Fiscal Year 2010 – 2012 Performance Share Plan Results.    Following the conclusion of our fiscal year 2012, the Committee reviewed the Company’s performance against the performance objectives established for the performance share program for the three-year performance period that ended on September 30, 2012. The performance objectives for this plan were specified cumulative non-GAAP revenue and non-GAAP earnings per share over the three-year performance period. The Committee determined that the Company’s achievement of the performance objectives over the three-year performance period did not meet the threshold requirements. As a result, none of the shares associated with those awards vested.

Adjustments for Significant Events

The Company’s performance-based compensation plans require that when special events (such as, significant one-time revenue events, charges for expenses, acquisitions, divestitures, capital gains, or other adjustments) significantly impact operating results, this impact will be reviewed and evaluated by the Committee when determining the level of achievement of the corporate performance objectives. Committee review is required if the impact represents an amount that is five percent or greater of the Company’s prior year results for the corporate performance objectives. This provision benefits shareholders by allowing management to make decisions of material strategic importance without undue concern for impact on compensation. These adjustments can have both a positive and negative impact.

In accordance with these principles, for fiscal year 2012 the Committee excluded two significant items (neither of which were revenue-related) from the Company’s results for purposes of determining performance under short- and long-term incentive programs. The following table reconciles the adjustments made in fiscal year 2012 and provides a brief description of each adjustment:

Fiscal Year 2012 Adjustments to Financial Results

Performance under Incentive Programs

Financial Results, as reported	Amount	Description of Adjustment
GAAP Revenue (in millions)	$51.93
Significant Revenue Adjustments
None
Revenue used for Incentive Plans	$51.93

GAAP EPS	$0.58
Significant EPS Adjustments
Asset impairment charges	0.03	After-tax impact of $0.804 million impairment loss associated with the Company’s strategic investment in OctoPlus N.V.

Share repurchase expenses	0.02	After-tax adjustment related to $0.507 million in expenses associated with the “modified Dutch auction” share repurchase.

Other adjustments	(0.01)	Adjustments to exclude the impact of share repurchases during fiscal 2012 and normalization of the tax rate at 38.0%.

EPS used for Incentive Plans	$0.62

Claw-back Policy

Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act directs the SEC to issue rules to require national securities exchanges and national securities associations to list only those companies that implement a policy requiring the mandatory recoupment of incentive compensation paid to current and former executive officers for the three-year period preceding a restatement of a listed company’s financial statements that would not have been paid under the restated financial statements. The Company intends to adopt a claw-back policy that complies with the final rules as adopted by the SEC and the NASDAQ. In the event the Company restates its financial statements, the Board of Directors or Compensation Committee would evaluate whether compensation adjustments are appropriate based upon the facts and circumstances surrounding the restatement.

Change of Control Agreements

Compensation in a change of control situation is designed: (1) to protect the compensation already earned by executives and to ensure that they will be treated fairly in the event of a change of control; and (2) to help ensure the retention and dedicated attention of key executives critical to the ongoing operation of the Company. We believe shareholders will be best served if the interests of our executive officers are aligned with those of our shareholders. Consistent with these principles, we have provided each of executive officers with change-of-control benefits so that our executive officers can focus on our business without the distraction of searching for new employment. None of the agreements providing these benefits require the Company to make excise tax gross-up payments upon a change of control. Moreover, the Committee has determined that it does not intend to enter into any agreements or arrangements that will require the Company to make excise tax gross-up payments to any person.

In connection with his hiring in December 2010, the Company entered a Severance Agreement with Mr. Maharaj that provides him with certain change-of-control benefits. Similarly, effective February 9, 2012, the Company entered into change of control agreements, each with three-year terms, with Messrs. Arens, Olson, Phillips, and Stich providing each of them with certain change-of-control benefits. Under the Company’s change of control provisions, no benefits are payable to an executive officer unless both a change of control occurs, and the executive’s employment is terminated by the Company without cause, or by him for good reason. Absent a “change of control,” the agreements do not require the Company to retain the executives or to pay them any specified level of compensation or benefits. Our change of control agreements are discussed in more detail in the “Potential Payments Upon Termination or Change of Control” section of “Executive Compensation.”

Other Compensation

We provide our executive officers with the same benefits as our other full-time employees, including medical and insurance benefits and a 401(k) retirement plan.

Committee Consideration of the Company’s 2012 Shareholder Vote on Executive Compensation

When setting compensation for fiscal 2013, and in determining compensation policies, the Committee took into account the results of the shareholder advisory vote on executive compensation that took place in February 2012. In those votes, which were advisory and not binding, approximately 96% of our shareholders voting on this matter approved the compensation of our named executive officers as disclosed in the proxy statement for the 2012 Annual Meeting of Shareholders and approved our Board’s recommendation to hold advisory votes on an annual basis. The Committee believes that our fiscal 2012 executive compensation program has been tailored to our company’s business strategies, aligns pay with performance and reflects many of the best practices regarding executive compensation. The Committee will continue to consider shareholder sentiments about our core principles and objectives when determining executive compensation.

ORGANIZATION AND COMPENSATION COMMITTEE REPORT

The Organization and Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K for the year ended September 30, 2012 with management. Based on the foregoing reviews and discussions, the Committee recommended to the Board, and the Board has approved, that the Compensation Discussion and Analysis be included in the proxy statement for the 2013 Annual Meeting of Shareholders to be held on February 11, 2013.

Members of the Organization and

Compensation Committee:

John W. Benson, Chairman

Mary K. Brainerd

Scott R. Ward

EXECUTIVE COMPENSATION AND OTHER INFORMATION

SUMMARY COMPENSATION TABLE

The following table shows the compensation awarded to, earned by or paid to our named executive officers during the last three fiscal years. You should refer to Compensation Discussion and Analysis above to understand the elements used in setting the compensation for our named executive officers.

Name and Principal Position	Fiscal Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)(4)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(5)	All Other Compensation ($)(6)	Total ($)

Gary R. Maharaj,	2012	$435,000	$40,000	$325,000	$325,000	$292,371	$7,321	$1,424,692
President and Chief Executive Officer	2011	$326,923	$0	$575,000	$325,000	$224,323	$6,749	$1,457,995

Timothy J. Arens,	2012	$207,000	$10,000	$112,500	$112,500	$83,651	$5,196	$531,279
Vice President, Finance and interim Chief Financial Officer	2011	$157,900	$0	$50,000	$50,000	$65,650	$4,122	$327,672

Charles W. Olson,	2012	$245,000	$0	$112,500	$112,500	$98,801	$4,294	$573,095
Senior Vice President and	2011	$231,800	$0	$112,500	$112,500	$96,362	$4,187	$557,349
General Manager, Medical Device	2010	$217,500	$0	$100,000	$111,343	$0	$2,558	$431,401

Bryan K. Phillips	2012	$245,000	$25,000	$112,500	$112,500	$98,801	$6,850	$600,651
Senior Vice President, Legal and Human Resources, General Counsel & Secretary	2011	$218,200	$0	$112,500	$112,500	$90,719	$6,557	$540,476

Joseph J. Stich	2012	$230,000	$75,000	$112,500	$112,500	$92,752	$6,912	$629,664
Vice President, Business Operations and General Manager, In Vitro Diagnostics

(1)	Reflects base salary earned in each applicable period. Mr. Maharaj’s employment with the Company began on December 27, 2010. As a result of his promotion to Vice President, Finance and interim Chief Financial Officer in August 2011, the Committee established Mr. Arens’ annual base salary for fiscal 2012 at $200,000. In May 2012, the Committee further increased Mr. Arens’ annual base salary to $220,200.

(2)	Reflects discretionary cash bonuses for Messrs. Maharaj, Arens, Phillips and Stich in recognition of their leadership and efforts in connection with the process undertaken to explore strategic alternatives for our Pharmaceuticals business, which process culminated in the Pharma Sale.

(3)	Reflects the aggregate grant date fair value of options, restricted stock and performance shares in accordance with Accounting Standards Codification Topic 718 (ASC 718), but disregarding estimates of forfeitures related to service-based vesting conditions. Because the grant dates cover the date on which the compensation was granted and not the performance period over which the compensation would be earned, the compensation is reflected in the fiscal year in which the award was approved rather than in the year to which the performance relates. The ultimate payout value may be significantly more or less than the amounts shown, and could be zero, depending on the Company’s performance against the relevant performance objectives (in the case of performance shares) and the price of our common stock at the end of the performance or restricted period or the expiration of stock options. For a description of the performance criteria applicable to the performance shares, see “Compensation Discussion and Analysis — Elements of Executive Compensation; Long-Term Incentive Compensation.”

(4)	Reflects the aggregate grant date fair value of restricted stock and performance shares awarded to each named executive officer under ASC 718. With respect to performance share awards, amounts represent achievement at the “target” level. The table below shows the aggregate grant date fair value of performance share awards based on both target and maximum levels of achievement, respectively.

Name	Fiscal Year	ASC 718 Value of Performance Shares at Target		ASC 718 Value of Performance Shares at Maximum
Gary R. Maharaj	2012 2011	$ $	325,000 325,000	$ $	650,000 650,000

Timothy J. Arens	2012 2011	$ $	112,500 50,000	$ $	225,000 100,000

Charles W. Olson	2012 2011 2010	$ $ $	112,500 112,500 0	$ $ $	225,000 225,000 0

Bryan K. Phillips	2012 2011	$ $	112,500 112,500	$ $	225,000 225,000

Joseph J. Stich	2012		$112,500		$225,000

(5)	Represents amounts earned under the annual incentive plan in each applicable period, which is discussed in detail in Compensation Discussion and Analysis above.

(6)	Represents matching contributions made by the Company under our 401(k) Plan. The company match was discontinued effective April 1, 2009, and reinstated effective April 1, 2010.

GRANTS OF PLAN-BASED AWARDS IN FISCAL 2012

The following table sets forth certain information concerning grants of plan-based awards to each of our named executive officers during fiscal 2012. You should refer to the sections of Compensation Discussion and Analysis above relating to the annual incentive plan and the long-term incentive program to understand how plan-based awards are determined.

	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Option Awards: Number of Securities Underlying Options (#)(3)	Exercise or Base Price of Option Awards ($/sh)	Grant Date Fair Value of Stock and Option Awards ($)(4)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Gary R. Maharaj		$108,750	$217,500	$326,250
	11/30/11				5,241	26,209	52,418			$325,000
	11/30/11							62,022	$12.40	$325,000

Timothy J. Arens		$33,030	$66,060	$99,090
	11/30/11				1,814	9,072	18,144			$112,500
	11/30/11							21,469	$12.40	$112,500

Charles W. Olson		$36,750	$73,500	$110,250
	11/30/11				1,814	9,072	18,144			$112,500
	11/30/11							21,469	$12.40	$112,500

Bryan K. Phillips		$36,750	$73,500	$110,250
	11/30/11				1,814	9,072	18,144			$112,500
	11/30/11							21,469	$12.40	$112,500

Joseph J. Stich.		$34,500	$69,000	$103,500
	11/30/11				1,814	9,072	18,144			$112,500
	11/30/11							21,469	$12.40	$112,500

(1)	Represents the potential cash payments under the Company’s annual incentive plan at threshold, target and maximum performance. Under the terms of our annual cash incentive plan, results below the threshold level of performance would receive no award. For a further discussion of these awards, see “Compensation Discussion and Analysis — Elements of Executive Compensation — Cash Incentive Compensation.”

(2)	Represents the number of shares of common stock underlying the threshold, target and maximum payout of performance shares granted under the 2012 PSP. For a further discussion of these awards, see “Compensation Discussion and Analysis — Long-Term Incentive Compensation.”

(3)	Represents the number of stock options granted to each named executive officer as a component of such officer’s long-term incentive compensation. The exercise price of the stock options is equal to the closing price of our common stock on the date of grant.

(4)	Represents the aggregate grant date fair value of stock options and performance shares (at target) in accordance with ASC 718.

OUTSTANDING EQUITY AWARDS AT 2012 FISCAL YEAR-END

The table below reflects all outstanding equity awards made to each of the named executive officers that were outstanding on September 30, 2012. The market or payout value of unearned shares, units or other rights that have not vested equals $20.22 per share, which was the closing price of the Company’s common stock as listed on The NASDAQ Global Select Market on September 28, 2012, the last day of our last fiscal year.

						Stock Awards
							Equity Incentive Plan
							Awards: Unearned
							Shares, Units or Other
	Option Awards(1)						Rights That Have Not
		Number of Securities					Vested
	Option	Underlying Unexercised		Option	Option	Award			Market or
	Grant	Options (#)		Exercise	Expiration	Grant	Number		Payout Value
Name	Date	Exercisable	Unexercisable	Price ($)	Date	Date	(#)		($)
Gary R. Maharaj	12/27/10	17,142	51,423	$11.61	12/27/17	12/27/10	14,390	(3)	$290,966
	11/30/11	0	62,022	$12.40	11/30/18	11/30/11	5,241	(4)	$105,973

Timothy J. Arens	03/19/07	5,000	0	$37.61	03/19/14	11/30/10	2,213	(3)	$44,747
	09/17/07	700	0	$47.41	09/17/14	11/30/11	1,814	(4)	$36,679
	09/15/08	1,500	0	$37.51	09/15/15
	09/21/09	3,000	1,000	$24.30	09/21/16
	11/30/10	3,444	10,330	$9.25	11/30/17
	11/30/11	0	21,469	$12.40	11/30/18

Charles W. Olson	05/19/08	8,290	0	$44.09	05/19/15	09/21/09	462	(2)	$9,341
	09/15/08	10,144	0	$37.51	09/15/15	11/30/10	4,981	(3)	$100,716
	02/08/10	13,713	4,570	$24.30	09/21/16	11/30/11	1,814	(4)	$36,679
	11/30/10	7,748	23,243	$9.25	11/30/17
	11/30/11	0	21,469	$12.40	11/30/18

Bryan K. Phillips	09/15/06	1,500	0	$35.26	09/15/13	09/21/09	411	(2)	$8,310
	05/19/08	7,369	0	$44.09	05/19/15	11/30/10	4,981	(3)	$100,716
	09/15/08	9,017	0	$37.51	09/15/15	11/30/11	1,814	(4)	$36,679
	02/08/10	12,189	4,062	$24.30	09/21/16
	11/30/10	7,748	23,243	$9.25	11/30/17
	11/30/11	0	21,469	$12.40	11/30/18

Joseph J. Stich.	03/15/10	10,000	10,000	$22.11	05/19/15	11/30/10	4,427	(3)	$89,514
	11/30/10	6,887	20,661	$9.25	09/21/16	11/30/11	1,814	(4)	$36,679
	11/30/11	0	21,469	$12.40	11/30/18

(1)	Stock option awards granted prior to May 1, 2008 generally become exercisable in five equal increments beginning on the first anniversary of the date of grant, and stock option awards granted subsequent to May 1, 2008 generally become exercisable in four equal increments beginning on the first anniversary of the date of grant.

(2)	Represents performance shares granted for the three-year performance period ended September 30, 2012. Because the performance threshold for these awards were not met, none of these performance shares vested. Nevertheless, since the performance awards were outstanding as of September 30, 2012, pursuant to SEC rules, the value of these performance shares is disclosed at the threshold level.

(3)	Represents performance shares granted for the three-year performance period ended September 30, 2013. The number of shares and payout value is based on actual performance through September 30, 2012 (if the applicable performance threshold has been achieved) or assumes threshold performance (if the applicable performance threshold has not been achieved).

(4)	Represents performance shares granted for the three-year performance period ended September 30, 2014. The performance objectives for this plan are specified levels of revenue and earnings per share (subject to adjustment for significant events as discussed above) over the three-year performance period. Because cumulative performance for the three-year performance period applicable to these performance shares has not yet surpassed the threshold level established for payout, the number of shares and payout value are reported at the threshold level.

2012 OPTION EXERCISES AND STOCK VESTED

The table below includes information related to options exercised by each of the named executive officers during fiscal 2012 and restricted stock awards that vested during fiscal 2012. The value realized for such options and restricted stock awards is also provided. For options, the value realized on exercise is equal to the difference between the market price of the underlying shares at exercise and the exercise price of the options. For stock awards, the value realized on vesting is equal to the market price of the underlying shares at vesting.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Gary R. Maharaj	—	—	10,767	$159,675
Timothy J. Arens	—	—	—	—
Charles W. Olson	—	—	5,980	$99,388
Bryan K. Phillips	—	—	5,980	$99,388
Joseph J. Stich	—	—	—	—

Potential Payouts Upon Termination or Change of Control

Arrangements with Mr. Maharaj.    In connection with his hiring in December 2010, the Company entered into a Severance Agreement with Gary R. Maharaj, our President and Chief Executive Officer. Pursuant to the Severance Agreement, Mr. Maharaj will be eligible for certain severance benefits in the event that his employment is terminated by the Company without cause, or by him for good reason. In particular, in the event his employment is terminated without cause, Mr. Maharaj will receive (1) a severance payment equal to twelve months of his then-current annual base salary, and (2) continuation coverage of life, health or dental benefits for up to 18 months. Further, in the event that Mr. Maharaj’s employment is terminated by the Company without cause and he is unable to secure subsequent employment primarily because of his obligations under the Non-Competition, Invention, Non-Disclosure Agreement, the Company will extend his base salary severance payments (not to exceed 12 additional months) so long as he is able to demonstrate that he is diligently seeking alternate employment. Additionally, any remaining forfeiture provisions on the initial restricted stock award provided to him in connection with his hiring will immediately lapse. Assuming that the triggering event giving rise to the severance benefits described in this paragraph occurred on September 30, 2012 (i.e., termination without cause outside a change of control context), Mr. Maharaj would be entitled to receive $435,000 (i.e., twelve months of his then-current base salary) plus $28,150 (i.e., continuation of benefits for eighteen months) plus up to an additional $435,000 in the event he is unable to find alternative employment as noted above.

Additionally, pursuant to the Severance Agreement, Mr. Maharaj will be provided with severance benefits in the event his employment with the Company is terminated following a change in control of the Company. If, within twelve months following the occurrence of a change of control, Mr. Maharaj’s employment with the Company is terminated either by the Company without cause, or by him for good reason, then Mr. Maharaj will receive: (1) a severance payment equal to two and one-half times the average cash compensation paid to him during the three most recent taxable years, and (2) continuation coverage of life, health or dental benefits for up to 18 months. In addition, any unvested portions of Mr. Maharaj’s outstanding options or stock appreciation rights will immediately vest and become exercisable, any remaining forfeiture provisions on his outstanding restricted stock awards will immediately lapse, and the target number of shares subject to his outstanding performance awards will immediately vest and become payable.

Arrangements with other Executives.    In February 2012, the Company entered into Change of Control Agreements with Messrs. Arens, Olson, Phillips and Stich. Each of these agreements will be in effect for a term of three (3) years unless a change of control of the Company occurs within such three-year period, in which case, the agreements will terminate twelve (12) months following the occurrence of such a change of control. Each agreement provides that the Company may terminate the employment of the executive, for any reason or no reason, at any time prior to the earlier of the third anniversary of the Agreement or a change of control without obligation for severance benefits.

Each executive will be provided with severance benefits in the event his employment with the Company is terminated following a “change of control” (as defined in the agreements) of the Company. If, within twelve months following the occurrence of a change of control, the executive’s employment with the Company is terminated either by the Company without cause, or by him for “good reason” (as defined in the agreements), then the executive will receive: (1) a severance payment equal to two times the sum of the executive’s (i) base salary in effect as of the date of the change of control termination, and (ii) an amount equal to the target short-term incentive opportunity for the year in which the change of control termination occurs; and (2) continuation coverage of life, health or dental benefits for up to 18 months. In addition, any unvested portions of the executive’s outstanding options or stock appreciation rights will immediately vest and become exercisable; any remaining forfeiture provisions associated with his outstanding restricted stock awards will immediately lapse; and all shares or units subject to all outstanding performance share awards shall become immediately vested and payable at the applicable target performance objectives. If the severance benefits payable to an executive would constitute an “excess parachute payment” under Section 280G of the Internal Revenue Code, such payment shall either be reduced so that it will not constitute an excess parachute payment, or paid in full, depending on which payment would result in the executive receiving the greatest after tax payment. In case of the latter, the executive would be liable for any excise tax owed.

Other than with respect to the arrangements described above, and as contained in the table below, no executive officer has any contractual right to severance or other termination benefits. The table below reflects estimated benefits for Mr. Maharaj under the Severance Agreement, and for Messrs. Arens, Olson, Phillips and Stich under the terms of their Change of Control agreements described above, in each case assuming that the triggering event occurred on September 30, 2012.

Name	Severance Amounts(1)	Accelerated Vesting			Other Benefits(5)	Estimated Tax Gross-Up	Total
		Performance Shares(2)	Stock Options(3)	Stock Awards(4)
Gary R. Maharaj	$1,648,271	$1,095,964	$147,593	$0	$28,150	$0	$2,919,978
Timothy J. Arens	$572,520	$292,725	$37,781	$0	$24,497	$0	$927,523
Charles W. Olson	$637,000	$476,141	$84,996	$0	$24,009	$0	$1,222,146
Bryan K. Phillips	$637,000	$470,944	$84,996	$0	$0	$0	$1,192,940
Joseph J. Stich	$598,000	$402,014	$75,550	$80,880	$24,009	$0	$1,180,453

(1)	Represents estimated severance benefits that would be paid following an eligible termination occurring after a change of control. For Mr. Maharaj, this amount is equal to two and one-half times the average cash compensation (i.e., annual salary and cash incentive payments) paid to him during the period of his employment with the Company. For all other executives, this amount is equal to two times the sum of the executive’s annual salary and the target annual incentive opportunity.

(2)	Represents the value of outstanding and unearned performance share awards, excluding those awards not subject to the achievement of corporate or business objectives.

(3)	Represents the market gain (intrinsic value) of unvested options as of September 30, 2012 at the closing price on that date of $20.22 per share.

(4)	Represents the value of unvested restricted stock awards as of September 30, 2011 at the closing price on that date of $20.22 per share.

(5)	Represents the estimated value of the continuation of coverage under life, health, and dental benefit plans for up to eighteen months.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s executive officers, directors and persons who own more than 10% of the Company’s common stock to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Officers, directors and greater than 10% shareholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

To our knowledge and based on written representations from our officers and directors, we believe that all reports required to be filed pursuant to Section 16(a) during the fiscal year ended September 30, 2012, were filed in a timely manner.

AUDIT COMMITTEE REPORT

The Board of Directors maintains an Audit Committee comprised of five of the Company’s outside directors listed below. The Board of Directors and the Audit Committee believe that the Audit Committee’s current member composition satisfies the rules of The NASDAQ Stock Market that governs audit committee composition, including the requirement that audit committee members all be “independent directors” as that term is defined by the rules of The NASDAQ Stock Market. Additionally, the Board of Directors has determined that Mr. Gerald B. Fischer and Susan E. Knight qualify as an “audit committee financial expert” under federal securities laws.

In accordance with the written charter adopted by the Board of Directors, the Audit Committee assists the Board of Directors with fulfilling its oversight responsibility regarding the quality and integrity of the accounting, auditing and financial reporting practices of the Company. In discharging its oversight responsibilities regarding the audit process, the Audit Committee:

(1) reviewed and discussed the audited financial statements with management;

(2) discussed with the Company’s independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, Communications with Audit Committees, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T; and

(3) received the written disclosures and the letter from the independent registered public accounting firm required by the applicable requirements of the Public Company Accounting Oversight Board regarding the registered public accounting firm’s communications with the audit committee concerning independence, and has discussed with the independent registered public accounting firm the firm’s independence.

Based upon the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2012, as filed with the SEC.

Members of the Audit Committee:

Susan E. Knight, Chairman

José H. Bedoya

Mary K. Brainerd

David R. Dantzker, M.D.

Gerald B. Fischer

Audit Fees.    The aggregate fees billed by Deloitte & Touche LLP for professional services rendered in connection with the audit of the Company’s annual financial statements and reviews of the financial statements included in the Company’s Forms 10-Q for the fiscal years ended September 30, 2012 and September 30, 2011 were $351,800 and $308,100, respectively.

Audit-Related Fees.    The aggregate fees billed by Deloitte & Touche LLP for audit-related services rendered to the Company during fiscal 2012 and 2011 were $40,600 and $36,800, respectively. The audit related fees in fiscal 2012 were related to an 8-K filing associated with the Pharma Sale. The audit related fees in fiscal 2011 were related to review of the Company’s responses to certain comment letters received from the SEC.

Tax Fees.    The aggregate fees billed by Deloitte & Touche LLP for tax-related services (tax compliance, tax planning, and tax advice) in fiscal 2012 and 2011 were $11,850 and $0, respectively.

All Other Fees.    The aggregate fees billed by Deloitte & Touche Products Company LLC, an affiliate of Deloitte & Touche LLP, were $2,200 for training materials in each of fiscal 2012 and 2011.

The Company’s Audit Committee pre-approved all of the services described in each of the items above. In addition, the Audit Committee considered whether provision of the above non-audit services was compatible with maintaining Deloitte & Touche LLP’s independence and determined that such services did not adversely affect Deloitte & Touche LLP’s independence.

RATIFICATION OF APPOINTMENT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

(Proposal #3)

The Audit Committee of the Board of Directors of the Company has appointed the firm of Deloitte & Touche LLP to serve as the independent registered public accounting firm of the Company for the fiscal year ending September 30, 2013, subject to ratification of this appointment by the shareholders of the Company. Deloitte & Touche LLP has acted as the Company’s independent registered public accounting firm since fiscal 2002, and has been formally selected by the Audit Committee to serve as the Company’s independent registered public accounting firm for the current fiscal year ending September 30, 2013. In the event that shareholders do not ratify the selection of Deloitte & Touche LLP, the Audit Committee will reevaluate their selection as the Company’s independent registered public accounting firm for fiscal 2013.

Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting, will be given an opportunity to make a statement regarding financial and accounting matters of the Company if they so desire, and will be available to respond to appropriate questions from the Company’s shareholders.

The Board of Directors recommends that you vote FOR the ratification of the appointment of Deloitte & Touche LLP as the independent registered public accounting firm of the Company for the fiscal year ending September 30, 2013.

ADVISORY VOTE ON EXECUTIVE COMPENSATION

(Proposal #4)

The Company is presenting the following proposal, which gives you as a shareholder the opportunity to endorse or not endorse for the compensation of our named executive officers as described in this proxy statement by voting for or against the following resolution. This resolution is required pursuant to Section 14A of the Securities Exchange Act. While our Board of Directors intends to carefully consider the shareholder vote resulting from the proposal, the final vote will not be binding on us and is advisory in nature.

“RESOLVED, that the shareholders approve the compensation of the Company’s named executive officers, as disclosed in the Compensation Discussion and Analysis, the compensation tables, and the related disclosure contained in the proxy statement set forth under the caption ‘Executive Compensation and Other Information’ of this proxy statement.”

The Board of Directors recommends that you vote FOR approval of the compensation of our named executive officers as disclosed in the Compensation Discussion and Analysis, the compensation tables, and the related disclosure contained in the proxy statement set forth under the caption “Executive Compensation and Other Information” of this proxy statement. Proxies will be voted FOR approval of the proposal unless otherwise specified.

SHAREHOLDER PROPOSALS

Any appropriate proposal submitted by a shareholder of the Company and intended to be presented at the 2014 annual meeting of shareholders must be received by the Company by August 30, 2013, to be considered for inclusion in the Company’s Proxy Statement and related Proxy for the 2014 annual meeting. Any other shareholder proposal intended to be presented at the 2014 annual meeting, but not included in the Company’s Proxy Statement and Proxy must be received by the Company on or before November 8, 2013.

ANNUAL REPORT

The notice regarding the availability of proxy materials will contain instructions as to how you can access our Annual Report to Shareholders, including our Annual Report on Form 10-K containing financial statements for the fiscal year ended September 30, 2012, over the internet. It will also tell you how to request, free of charge, a paper or e-mail copy of our Annual Report on Form 10-K.

EXHIBITS TO FORM 10-K

The Company will furnish to each person whose Proxy is being solicited, upon written request of any such person, a copy of any exhibit described in the exhibit list accompanying the Form 10-K, upon the payment, in advance, of reasonable fees related to the Company’s furnishing such exhibit(s). Requests for copies of such exhibit(s) should be directed to Mr. Bryan K. Phillips, Corporate Secretary, at the Company’s principal address.

OTHER BUSINESS

Neither management nor the Board knows of any matters to be presented at the Annual Meeting other than the matters described above. If any other matter properly comes before the Annual Meeting, the appointees named in the Proxies will vote the Proxies in accordance with their best judgment.

Your vote is very important no matter how many shares you own. You are urged to read this proxy statement carefully and, whether or not you plan to attend the Annual Meeting, to promptly submit a proxy by following the instructions for voting provided in the proxy.

BY ORDER OF THE BOARD OF DIRECTORS

Robert C. Buhrmaster

Chairman of the Board

Dated: December 28, 2012

Eden Prairie, Minnesota

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The NPS/10K is available at www.proxyvote.com.

M51303-P31515

SURMODICS, INC.

Annual Meeting of Shareholders

February 11, 2013 4:00 PM

This proxy is solicited by the Board of Directors

The shareholder(s) hereby appoint(s) Gary R. Maharaj and Timothy J. Arens, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this proxy, all of the shares of common stock of SURMODICS, INC. that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held at 4:00 PM, CST on February 11, 2013 at SurModics’ corporate offices at 9924 West 74th Street in Eden Prairie, Minnesota, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Continued and to be signed on reverse side

SURMODICS, INC. 9924 WEST 74TH STREET EDEN PRAIRIE, MN 55344-3523

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M51302-P31515	KEEP THIS PORTION FOR YOUR RECORDS
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

SURMODICS, INC. The Board of Directors recommends you vote FOR the following:	For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
1. Election of Directors	☐	☐	☐
Nominees 01) John W. Benson 02) Mary K. Brainerd 03) Gerald B. Fischer
The Board of Directors recommends you vote FOR proposals 2, 3 and 4.
					For	Against	Abstain
2. Set the number of directors at nine (9);					☐	☐	☐

3. Ratify the appointment of Deloitte & Touche LLP as SurModics’ independent registered public accounting firm for fiscal year 2013; and					☐	☐	☐

4. To approve, in a non-binding advisory vote, the Company’s executive compensation.					☐	☐	☐

NOTE: To consider and act upon such other matters as may properly come before the meeting or any adjournment or postponement of the meeting.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Jointly owned shares will be voted as directed unless another owner instructs to the contrary, in which case, the shares will not be voted. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date